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                            [Shin & Kim Letterhead]

                                                            November 12, 1996


Fidelity Advisor Korea Fund, Inc.
82 Devonshire Street
Boston, MA 02109
U.S.A.


                     Re: Fidelity Advisor Korea Fund, Inc.
                         SEC File No. 333-14049
                         --------------------------------------


Ladies and Gentlemen:

          We have acted as Korean counsel to Fidelity Advisor Korea Fund, Inc. in connection with the preparation and filing of a registration statement on Form N-2 (the "Registration Statement") relating to the offering of up to 1,469,031 shares of common stock.

          As such counsel, it is our opinion that the conclusions based on Korean tax law expressed under the heading "Taxation-Korean Taxes" in the Prospectus (the "Prospectus") contained in the Registration Statement and in the Statement of Additional Information contained in the Registration Statement are true and correct.

          We consent to the use of this letter as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the section captioned "Legal Matters". In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                            Sincerely yours,

                                            /s/ Shin & Kim

                                            Shin & Kim